Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2017

Shareholders, Clients and Team Members:

I am pleased to report that your Company is off to a great start in 2017.  In addition to reporting pre-tax income of approximately $1.8 million for the quarter ended March 31, 2017, the Company reported increases in interest income, non-interest income, return on average assets, return on average equity, loans, deposits, and total assets as compared to the same period in 2016. I can also report that the Board of Directors declared a $0.12 per common share dividend payable June 15, 2017 to shareholders of record at the close of business on May 31, 2017.

On March 22, 2017 we also announced that the Company had signed a definitive merger agreement under which we agreed to acquire all of the stock of Benchmark Bancorp, Inc., the holding company for Benchmark Bank, in an all-cash transaction valued at $29.5 million.  The closing of the transaction is expected to occur in the third quarter of 2017.  This further expansion in central Ohio is expected to give the Company immediate asset growth and income accretion, as well as a larger geographic presence in the State’s fastest growing region.

While the acquisition is expected to provide the aforementioned benefits, I am most excited about this transaction because of the opportunity to work with a great group of team members that have built Benchmark to where it is today.

The continued success of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan.  Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2017	Three months ended March 31, 2016
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 5,468	$ 5,245
Interest expense	609	514
Net interest income	4,859	4,731
Credit for loan and lease losses	(350)	(400)
Net interest income after credit for loan and lease losses	5,209	5,131
Non-interest income	1,260	1,119
Non-interest expenses	4,633	4,556
Income before income taxes	1,836	1,694
Provision for income taxes	442	386
Net income	$ 1,394	$ 1,308

Average common shares outstanding (basic)	3,266,990	3,301,206

PER COMMON SHARE
Net income	$ 0.43	$ 0.40
Book value	$22.64	$22.34
Tangible book value	$19.33	$19.02
Closing price	$20.81	$18.60

FINANCIAL RATIOS
Return on average assets	0.88%	0.86%
Return on average equity	7.64%	7.20%
Net interest margin	3.51%	3.53%
Efficiency ratio	73.19%	75.82%
Loans to deposits	71.45%	68.35%
Allowance for loan and lease losses to loans	0.78%	1.02%
PERIOD END BALANCES
	As of March 31, 2017	As of March 31, 2016
Assets	$640,540	$616,676
Loans and leases, gross	$381,529	$358,895
Deposits	$533,993	$525,701
Shareholders' equity	$ 73,960	$ 73,660

Common shares outstanding	3,267,049	3,297,095

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211